Exhibit (d-10)

AMENDMENT TO

SUB-INVESTMENT ADVISORY AGREEMENT

WHEREAS, Fred Alger Management, LLC (the “Adviser”) and Weatherbie Capital, LLC (“Weatherbie”) entered into a sub-investment advisory agreement dated March 1, 2017 (as amended, supplemented and/or restated to date, the “Agreement”) for Weatherbie to provide certain sub-investment advisory services to certain series of each of The Alger Funds, The Alger Funds II and The Alger Portfolios; and

WHEREAS, Weatherbie and the Adviser desire for Weatherbie to provide certain sub-investment advisory services to certain series of The Alger ETF Trust; and

WHEREAS, Weatherbie and the Adviser desire to update Schedule I of the Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby amend the Agreement as follows:

1.        All references in the Agreement to the “Funds” shall be deemed to include The Alger ETF Trust and all references in the Agreement to the “Series” shall be deemed to include those series included on Schedule I to this Amendment. None of the provisions of the Agreement shall be affected by the revision of this definition.

2.        Schedule I of the Agreement is hereby deleted in its entirety and replaced with Schedule I as attached and incorporated by reference to this Amendment.

3.        Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Amendment to be executed as of December 6, 2022.

WEATHERBIE CAPITAL, LLC		FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	Assistant Secretary	Title:	SVP, General Counsel, CCO,
Assistant Secretary

SCHEDULE I

Name of Series	Annual Fee	Reapproval Date	Reapproval Day

Alger Weatherbie Specialized Growth Fund, a series of The Alger Funds	Amount equal to 70% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 12, 2017	October 31

Alger Weatherbie Enduring Growth ETF, a series of The Alger ETF Trust	Amount equal to 70% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 30, 2023	October 31

Alger Weatherbie Specialized Growth Portfolio, a series of The Alger Portfolios	Amount equal to 70% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 12, 2017	October 31

Alger Dynamic Opportunities Fund, a series of The Alger Funds II	Amount equal to 70% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 12, 2017	October 31